SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                           BIO-KEY INTERNATIONAL, INC.
                           ---------------------------
                                (Name of Issuer)


                          COMMON STOCK, $0.01 PAR VALUE
                          -----------------------------
                         (Title of Class of Securities)

                                   09060C 10 1
                                   -----------
                                 (CUSIP Number)

                                DECEMBER 31, 2003
                                -----------------
             (Date of Event which requires filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [_]  Rule 13d-1(b)
         [X]  Rule 13d-1(c)
         [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))




                                Page 1 of 6 Pages


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-------------------------                              -------------------------
  CUSIP NO. 09060C 10 1                 13G
-------------------------                              -------------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON:                  Richard T. Fiskum
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
       (A) [_]
       (B) [_]
--------------------------------------------------------------------------------
3      SEC USE ONLY

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4      CITIZENSHIP OR PLACE OF ORGANIZATION

       United States of America
--------------------------------------------------------------------------------
                        5   SOLE VOTING POWER
NUMBER OF
                            1,237,500
SHARES                  --------------------------------------------------------
                        6   SHARED VOTING POWER
BENEFICIALLY
                            0
OWNED BY                --------------------------------------------------------
                        7   SOLE DISPOSITIVE POWER
EACH
                            1,237,500
REPORTING               --------------------------------------------------------
                        8   SHARED DISPOSITIVE POWER
PERSON
                            0
WITH:

--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,237,500
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
        (SEE INSTRUCTIONS)
       [_]
--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.3%
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
       IN
--------------------------------------------------------------------------------

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ITEM 1.

          (a)  Name of Issuer
               The name of the issuer is Bio-Key International, Inc.

          (b)  Address of Issuer's Principal Executive Offices
               The address of the principal executive offices of the Issuer is 1285 Corporate Center, Suite 175, Eagan, MN 55121

ITEM 2.

          (a)  Name of Person Filing. This statement is being filed by Richard
               T. Fiskum

          (b) Address of Principal Business Office or, if none, Residence. The principal address of the Reporting Person is 28690 660th Avenue, Litchfield, MN 55355

          (c)  Citizenship. United States of America

          (d)  Title of Class of Securities. Common Stock, $0.01 par value

          (e)  CUSIP Number. 09060C 10 1

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

          (a)  [_]  Broker or Dealer registered under Section 15 of the Act

          (b)  [_]  Bank as defined in Section 3(a)(6) of the Act

          (c)  [_]  Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [_] Investment Company registered under Section 8 of the Investment Company Act

          (e) [_] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940

          (f) [_] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see ss. 240.13d-1(b)(1)(ii)(F)


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          (g)  [_]  Parent Holding Company, in accordance with ss.
                    240.13d-1(b)(ii)(G) (Note:  See Item 7)

          (h)  [_]  Group, in accordance with ss. 240.13d-1(b)(ii)(H)

ITEM 4.  OWNERSHIP

          (a)  Amount beneficially owned: 1,237,500 shares of Common Stock

          (b) Percent of Class: 6.3% based upon 19,074,936 shares of the issuer outstanding as of November 12, 2003 as reported in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003.

          (c) Of the shares beneficially owned by the Reporting Person, he has the power to vote or dispose of the shares as follows:

               (i) Sole power to vote or direct the vote: 1,237,500 shares of Common Stock

               (ii)  Shared power to vote or direct the vote: 0

               (iii) Sole power to dispose or direct the disposition of:
                     1,237,500 shares of Common Stock

               (iv)  Shared power to dispose or direct the disposition of: 0

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not applicable

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not applicable

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not applicable



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ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         Not applicable

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.







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                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  3/5/04                              /s/ Richard T. Fiskum
                                            ---------------------------
                                            Richard T. Fiskum